                              ASSIGNMENT AGREEMENT

THIS AGREEMENT dated the as of the 1st day of January 2006.

AMONG:

         IVANHOE MINES LTD., a company continued under the laws of the Yukon
         Territory, having an office at 654 - 999 Canada Place, Vancouver,
         British Columbia V6C 2E1

         (the "Assignor")

AND:

         ZEDEX MINERALS LIMITED, a company incorporated under the laws of. New
         Zealand, having an office at Level 3, Bridgecorp House, 36 Kitchener
         Street, Auckland, New Zealand

         (the "Assignee")

AND:

         OLYMPUS PACIFIC MINERALS INC., a company continued under the laws of the Yukon Territory, having a office at 500 - 10 King Street East,
         Toronto, Ontario M5C IC3

         ("Olympus")

WHEREAS:

A.   Pursuant to the terms and conditions of an agreement among the Assignor, the Assignee and Olympus dated for reference March 1, 2004 (the "Vend-in
     Agreement"), the Assignor and the Assignee sold to Olympus certain share interests in New Vietnam Mining Corp. and indebtedness relating to a joint venture agreement dated September 11, 1997;

B.   The Assignor is owed US$1,024,225 by Olympus, as a Prepaid Contribution
     Component (as defined in a Restructuring Agreement dated July 19, 2001 and referenced in the Vend-in Agreement) (the "Debt") which is due and payable on the terms and conditions set out in the Vend-in Agreement;

C.   Pursuant to a. definitive agreement made as of 26th February, 1997 (the
     "Definitive Agreement") among the Assignor (formerly, Indochina Goldfields
     Ltd.), Olympus and the Assignee (formerly, Iddison Group Vietnam Limited), the Assignor was granted a 2% gross production royalty (the "Gross
     Production Royalty") as more particularly described in Schedule B to the
     Definitive Agreement and which is attached as Exhibit A to this Agreement
     (the "Royalty Agreement"); and

D.   The Assignor now wishes to assign all of its right, title and interest in and to the Debt, and the Gross Production Royalty and the Royalty Agreement
     to the Assignee under the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the payments and the mutual promises, covenants and agreements hereinafter set forth, the parties hereby covenant agree as follows:

1.   Representation of Assignor. The Assignor represents and warrants to the
     Assignee that the Debt is due and owing by Olympus to the Assignor and the
     Assignor has not assigned, set over, transferred or granted any interest or other right in or to the Debt or the Gross Production Royalty.

2.   Assignment of Debt and Gross Production Royalty, The Assignor hereby unconditionally and irrevocably grants, assigns, transfers, conveys and sets over to the Assignee all of the right, title and interest of the
     Assignor in and to the Debt, and the Gross Production Royalty and the
     Royalty Agreement which assignment shall be effective on the date of delivery of a fully executed copy of this Agreement by the Assignor and
     Olympus to the Assignee and the concurrent delivery of a bank draft or wire transfer to the Assignor by the Assignee in the amount of: (a) US$I,024,255 in respect of the assignment of the Debt; and (b) US$1,700,000 in respect of the assignment of the Gross Production Royalty and the Royalty
     Agreement.

3.   Consent to Assignment. Olympus consents to the assignment of the Debt and the Gross Production Royalty and the Royalty Agreement by the Assignor to
     the Assignee. Olympus acknowledges that the principal amount of the Debt is
     US$1,024,255 and undertakes to pay, satisfy, and discharge such Debt to the benefit of the Assignee on the terms and conditions of the Vend-in
     Agreement.

4.   Further Acts. The parties hereby agree to execute and deliver all such further documents and do all other nets necessary or desirable to carry out the true purpose and intent of this Agreement including a new gross production royalty agreement to be entered into by Olympus and the Assignee in respect of the Gross Production Royalty to replace and supersede the
     Royalty Agreement,

5.   Time. Time is of the essence in the performance of this Agreement.

6.   Enurement. This Agreement will enure to the benefits of and be binding upon the Assignor, the Assignee and Olympus and their respective heirs, executors, administrators, successors and assigns,

7.   Governing Law. This Agreement shall be governed by and interpreted under the laws of British Columbia.

8.   Entire Agreement. The provisions herein constitute the entire agreement between the parties and supersede all previous expectations, understandings, undertakings, communications, representations, warranties and agreements, whether verbal or written, among the parties or their representatives or both.

9.   Counterparts. This Agreement may be executed in as many counterparts, as may be necessary by facsimile, each of which shall be deemed to be original, but all such separate counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have hereunto executed this Agreement under the hands of their proper officers duly authorized in that behalf as of the day and year first above written.

IVANHOE MINES LTD.

Per:
     --------------------------------
     Authorized Signatory

ZEDEX MINERALS LIMITED

Per:
     --------------------------------
     Authorized Signatory

OLYMPUS PACIFIC MINERALS INC.

Per: /s/ DAVID SETON
     --------------------------------
     Authorized Signatory

                                    EXHIBIT A

                                ROYALTY AGREEMENT

                              DEFINITIVE AGREEMENT

THIS AGREEMENT made as of the 26th day of February, 1997.

AMONG:

         INDOCHINA GOLDFIELDS LTD,, a corporation continued under the laws of the Yukon and having an office at 900 - 200 Burrard Street, Vancouver,
         British Columbia V6C 3L6

         ("ING")

AND:

         OLYMPUS PACIFIC MINERALS INC,, a company continued under the laws of
         British Columbia and having an office at 1260 - 609 Granville Street,
         Vancouver, British Columbia V7Y 1G5

         ("Olympus")

AND:

         IDDISON GROUP VIETNAM LTD, a corporation incorporated under the laws of
         New Zealand and having an office at 95c Hinemoa Street, Birkenhead,
         Auckland, New Zealand

         ("Iddison")

WHEREAS:

(A)  Capitalized terms used in these recitals without definition have the meanings assigned to them in Section 1.1 hereof;

(B)  ING owns the Formwell Share, which represents all of the issued and outstanding shares of Formwell;

(C)  ING indirectly owns the New Vietnam Assets through NVMC;

(D)  Pursuant to the Heads of Agreement, ING, Olympus and Iddison have reached an agreement in principle for the acquisition by Olympus of the Formwell
     Share and for the

                                        4

"FORMWELL ROYALTY" means the 2% gross production royalty more particularly described in Schedule "B";

"FORMWELLL SHARE" means one (1) issued and outstanding share in the capital of
Formwell;

"FORMWELL SUBSIDIARIES" means BM Holdings and Bogomin;

"GAAP" means generally accepted accounting principles applicable in Canada applied on a basis consistent with prior periods unless otherwise specifically stated;

"GOVERNMENTAL AUTHORITY" means any national, central, federal, provincial, state, municipal, county or regional governmental or quasi-governmental authority, domestic or foreign, and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

"HAZARDOUS SUBSTANCES" means any hazardous product, contaminant, pollutant, toxic substance, deleterious substance, special waste, dangerous good or reportable substance that is identified or described in or defined by any
Environmental Law and any other substance the storage, manufacture, disposal, treatment, generation, use, transportation, mediation, release into or concentration in the Environment of which is prohibited, controlled, regulated or licensed by any Governmental Authority in Vietnam;

"HEADS OF AGREEMENT" means the heads of agreement dated November 16, 1996 among
ING, Olympus and Iddison respecting the subject matter of this Agreement;

"ING NOMINEE" means an individual selected by ING who is not disqualified under applicable corporate legislation from acting as a director of Olympus, who has been approved by the board of directors of Olympus, such approval not to be unreasonably withheld, and approved by applicable securities regulatory authorities, and who has consented in writing to act as a director of Olympus;

"ING OLYMPUS SECURITIES" means that number of fully paid non assessable Olympus
Shares or Olympus Special Warrants to be issued to ING by Olympus pursuant to
Section 2.4 and includes any Olympus Shares for which the Olympus Special
Warrants are convertible or exchangeable;

"JOINT VENTURE AGREEMENT" means the joint venture agreement in the form attached as Schedule "A";

"MATERIAL CONTRACT" means an oral or written contract, agreement, lease, license, permit, commitment, covenant, undertaking, instrument, judgment, order, decree or award to which

                                      -10-

Special Warrants and the special warrants issued by Olympus in the course of the
Olympus Financing entitle the holder to receive share purchase warrants in addition to Olympus Shares, ING will not be entitled to receive any such share purchase warrants, but may only convert the Olympus Special Warrants into
Olympus Shares.

FORMWELL ROYALTY

2.5 At Closing, with effect as of the Closing Date, Olympus, Formwell and BM
Holdings Subsidiaries will grant the Formwell Royalty to, or to the direction of, ING and each of Olympus and ING will undertake all necessary corporate steps to cause Formwell and BM Holdings to so grant the Formwell Royalty. Olympus will have the right, exercisable at any time, to purchase a 50% interest in the
Formwell Royalty from ING for a cash price of $1,500,000.

IDDISON PARTICIPATING INTEREST

2.6 At Closing, with effect as of the Closing Date, or at such later time as
Olympus and Iddison may mutually agree, Iddison will acquire a 7.5% interest in the Tien Ha Exploration License Application and thereafter, Iddison will be responsible for funding its pro rata share of the exploration expenditures made in respect of the Tien Ha Exploration License Application and the lands subject thereto, unless otherwise agreed by Olympus and Iddison,

BOARD REPRESENTATION

2.7 From and after the Closing Date, ING will be entitled to nominate for appointment or election to the board of directors of Olympus that number of ING
Nominees which is-equal to one-fifth of the total number of directors an
Olympus' board of directors from time to time and, as soon as. reasonably practicable after the Closing Date, Olympus will appoint or otherwise nominate for election to its board of directors a sufficient number of ING Nominees for that purpose and will include among management's nominees for election as directors of Olympus a like number of ING Nominees in respect of each meeting of the shareholders of Olympus occurring after the Closing Date at which directors of Olympus are to be elected. Olympus' obligations under this Section 2.7 will survive for as long as ING owns at least 10% of the issued and outstanding
Olympus Shares.

EMPLOYEES

2.8 Prior to the Closing Date, ING and Olympus will mutually determine the
Employees who will remain employed by Formwell and the Formwell Subsidiaries after the Closing Date and the Employees who will become, or otherwise remain, employed by ING. After the Closing Date, Olympus will be solely responsible for remunerating those Employees who

                                  SCHEDULE "B"

to an Agreement among Indochina Goldfields Ltd., Olympus Pacific Minerals Inc.
and Iddison Group Vietnam Ltd. dated as of the 26th day of February, 1997 (the
"Agreement").

                            GROSS PRODUCTION ROYALTY

1.   INTERPRETATION

1.1  In this Schedule:

     "BENEFICIARY" means Indochina Goldfields Ltd. and all of its successors-in-interest including, without limitation, its assignees and, if applicable, mortgagees;

     "CONCESSIONAIRE" means, individually or collectively as the context requires, Olympus Pacific Minerals Inc., Formwell Holdings Limited, Bong
     Mieu Holdings Ltd. and their respective successors-in-interest and assignees in respect of the Property or any interest therein;

     "GOLD PRODUCTION" means the quantity of Refined Gold outturned to the
     Concessionaire's account (or to a third party account for the benefit of the Concessionaire) by the Refiner in respect of gold produced from the
     Property during a calendar month on either a provisional or final settlement basis;

     "GROSS VALUE" means

          (a)  In respect of Gold Production, an amount determined by multiplying such Gold Production by the Monthly Average Gold
               Price;

          (b)  in respect of Silver Production, an amount determined by multiplying such Silver Production by the Monthly Average Silver
               Price; and

          (c)  in respect of Other Metal Production, an amount determined by multiplying such Other Metal Production by the Monthly Average
               Other Metal Price.

     "INCREMENTAL COSTS" means the costs, if any, incurred by or for the account of the Concessionaire for insuring and transporting raw ores or dore produced from the Property for delivery to a Refiner outside the Socialist
     Republic of Vietnam;

     "MONTHLY AVERAGE GOLD PRICE" means, in respect of each calendar month, the average London Bullion Market Association P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported;

     "MONTHLY AVERAGE OTHER METAL PRICE" means, in respect of any Other Metal, the price of such Other Metal for immediate delivery in an established market selected by the Concessionaire as published in "Metals Week" or a similar publication;

                                      (ii)

     "MONTHLY AVERAGE SILVER PRICE" means, in respect of each calendar month, the average New York silver price as published daily by Handy & Harman, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported;

     "OTHER METAL PRODUCTION" means, in respect of each Other Metal, the quantity of refined or processed Other Metal outturned to the
     Concessionaire's account (or to a third party account for the benefit of the Concessionaire) by the Refiner in respect of Other Metals produced from the Property during a calendar month on either a provisional or final settlement basis;

     "OTHER METALS" means all metals, minerals and. mineral substances other than Precious Metals;

     "PAYOR" means the broker or selling agent of the Concessionaire for the sale of Precious Metals or Other Metals, if any, or the purchaser or other user thereof;

     "PRECIOUS METALS" means Refined Gold and Refined Silver;

     "PROPERTY" means, collectively, the lands and areas in Vietnam covered by and subject to the Tenures;

     "REFINED GOLD" means refined gold meeting or exceeding the current specifications for refined gold published by the London Bullion Market
     Association;

     "REFINED SILVER" means refined silver meeting or exceeding the current specifications for refined silver published by Handy & Harman;

     "REFINER" means any smelter, refiner or processor of Precious Metals or
     Other Metals;

     "ROYALTY" means the royalty described in Section 2.1 hereof;

     "SILVER PRODUCTION" means the quantity of Refined Silver outturned to the
     Concessionaire's account (or to a third party account for the benefit of the Concessionaire) by the Refiner in respect of silver produced from the
     Property during a calendar month on either a provisional or final settlement basis;

     "TENURES" means Exploitation Permit 582 CNNg/KTM dated July 22, 1992,
     Exploration License 362 GP/KHKT dated. June 14, 1993, the Tien Ha
     Exploration License Application and any licenses and permits derived therefrom, together with any and all amendments, extensions and replacements thereof and any additional

     licenses and permits in respect of areas geographically or geologically contiguous with the Property or any part thereof acquired by or on behalf of Formwell Holdings Limited, Bong Mieu Holdings Ltd., Bong Mieu Gold
     Mining Company Limited or any of their respective successors in interest;

     "TIEN HA License Application" ^has the meaning assigned to it in the
     Agreement.

2.   ROYALTY

2.1  The Concessionaire will pay to the Beneficiary a Royalty in respect of all
     Precious Metals and Other Metals mined or otherwise recovered from the
     Property as follows:

     (a)  with respect to Precious Metals, at the option of the Beneficiary, either

          (i)  two per cent (2%) of the Gross Value of all Precious Metals, in cash; or

          (ii) two per cent (2%) of Gold Production and Silver Production, as the case may be, in kind; and

     (b)  with respect to Other Metals, two per cent (2%) of the Gross Value of all Other Metals, in cash.

     If the Concessionaire incurs Incremental Costs, the Beneficiary will reimburse the Concessionaire for an amount equal to 2% of such Incremental
     Costs. The Beneficiary will pay its share of Incremental Costs, in respect of Royalty payments made in cash, by way of a deduction from such payment by the Payor prior to remittance to the Beneficiary and, in respect of
     Royalty payments made in kind, by way of a cash payment by the Beneficiary to or to the direction of the Concessionaire based upon the
     Concessionaire's invoice therefor.

2.2  If the Concessionaire sells raw ores principally valuable for their metal content or concentrates of precious metals or dore produced from ores mined or otherwise recovered from the Property then, for the purposes of calculating Gross Value, Gold Production, Silver Production and Other Metal
     Production will, in each case, be equal to the gold, silver and other metals contained in such raw ores, concentrates or dole sold in a specified month multiplied by,

     (a)  the recovery rate contractually determined on an arm's length basis between the Concessionaire and the Refiner; or

     (b)  in the absence of a contractually determined recovery rate, an assumed recovery rate equal to the average actual recovery rate for such metal during

          beneficiation by or on behalf of the Concessionaire for the latest calendar quarter ended prior to such month in which ores of such metal from the Property were beneficiated by or on behalf of the
          Concessionaire.

     In the event that such ores have not been so beneficiated by or on behalf of the Concessionaire during any such calendar quarter, the recovery rate will be the actual recovery rate experienced by the purchaser of such ores, concentrates or dare determined in good faith by the Concessionaire.

2.3  The Royalty will be paid to the Beneficiary within thirty (30) days after the end of each calendar quarter in accordance with written instructions given to the Concessionaire's Refiner or the Concessionaire's Payer, as the
     case may be, by the Beneficiary as provided in Sections 2A and 2.5 below and once such Refiner or Payor, as the case may be, has received instructions from the Beneficiary, such instructions will remain in effect until the Refiner or Payor, as the case may be, has received different instructions from the Beneficiary. All contractual or other arrangements entered into by the Concessionaire with any Refiner or Payer will contain provisions implementing the terms and conditions of payment set forth in
     Sections 2.4 and 2.5 hereof. The Beneficiary may, from time to time in its discretion, change such payment instructions by giving written notice thereof to the Concessionaire and the Refiner or Payer, as the case may be, and such notice will be effective upon actual receipt by the recipient, or upon the tenth (10th) day after deposit of such notice in the mail, first class postage prepaid, whichever occurs first.

2.4  The Concessionaire will pay the Royalty in respect of Precious Metals as directed by the Beneficiary either:

     (a)  in kind, in the form of Refined Gold or Refined Silver, as the case may be, in which case the Concessionaire will irrevocably instruct the
          Refiner to pay the Royalty, in kind, directly to the Beneficiary's separate consignment account maintained with the Refiner as directed by the Beneficiary; or

     (b)  in cash, in which case the Concessionaire will irrevocably instruct the Payor to pay the Royalty, in cash, by delivery of a cheque, bank draft or wire transfer payable to the Beneficiary or as the
          Beneficiary may direct.

2.5  The Concessionaire will pay the Royalty in respect of all Other Metals in cash, in which case the Concessionaire will irrevocably instruct the Payor to pay the Royalty, in cash, by delivery of a cheque, bank draft or wire transfer payable to the Beneficiary or as the Beneficiary may direct.

2.6  All payments of the Royalty, whether in cash or in. kind, will be accompanied by a

                                       (v)

     detailed statement from the Refiner or Payer, as the case may be, or the
     Concessionaire explaining the manner in which the payment was calculated.
     In no event will payment of the Royalty be made later than the date specified in Section 2.3. Such payments and statements will be deemed conclusively correct unless the Beneficiary objects to them in writing within twelve (12) months after receipt thereof. In the event any Royalty payment is not made within the time provided in Section 2.3, the
     Beneficiary may give the Concessionaire notice in writing of such default and, unless within thirty (30) days of receipt of such notice the
     Beneficiary has received such Royalty payment, the Concessionaire will pay
     an. additional sum equal to ten percent (10%) of the delinquent payment
     ("late charge") plus interest on the delinquent payment at the prime rate charged by the Bank of Montreal (or its successors) on the day the delinquent payment was due. Interest will accrue from the day the delinquent payment was due to the date of payment of the Royalty payment, late charge and accrued interest.

3.   RECORDS AND CONFIDENTIALITY

3.1  The Concessionaire will keep true and accurate books and records of all of its operations and activities in respect of the Property. Such books and records will be kept on an accrual basis in accordance with generally accepted accounting principles consistently applied. Not more frequently than annually the Beneficiary may, at the Beneficiary's sole expense, perform an audit or other examination of all of Concessionaire's books and records relating to the Royalty. All financial information will conclusively be deemed correct for purposes of the Royalty unless the
     Beneficiary has given timely notice that it desires to audit or examine
     Concessionaire's books and records relating to the Royalty based on an objection pursuant to Section 2.6. The Beneficiary will promptly commence any such audits and will diligently complete such audits in a timely manner.

3.2  The Beneficiary will not, without the express written consent of
     Concessionaire, which consent will not be unreasonably withheld, knowingly disclose to any third party any information obtained pursuant hereto which is not generally available to the public provided, however, that the
     Beneficiary may disclose data or information obtained hereunder without the consent of the Concessionaire:

     (a)  if required for compliance with applicable laws, rules, regulations or orders of a governmental agency or stock exchange having jurisdiction over the Beneficiary or its parent or affiliated corporations or companies;

     (b)  to any of the Beneficiary's consultants;

     (c)  to any third party to whom the Beneficiary, in good faith, anticipates selling or assigning the Beneficiary's interests in respect of the
          Royalty; or

     (d)  to a prospective lender;

                                      (vi)

     provided that Concessionaire will first have been provided with a confidentiality agreement executed by such consultant, third party or lender, which agreement will include the confidentiality provisions of this
     Section 3.2.

4.   MAINTENANCE OF PROPERTY

4.1  Subject to Section. 4.2 below, the Concessionaire will maintain its interest in the Property and perform all work or other matters necessary to maintain such interest in accordance with the Tenures and all applicable laws, statutes, rules, regulations, permit, ordinances and other regulatory requirements, policies and guidelines (collectively "Applicable Laws"). The
     Concessionaire will pay or use its best efforts to have paid all taxes and other payments when due on or with respect to the Property, and will do all things and make all payments necessary or appropriate to maintain the right, title and interest of Concessionaire and Beneficiary, respectively, in the Property.

4.2  The Concessionaire will in no. way be prohibited or in any way restricted from abandoning its interest in the Property if the Concessionaire concludes in its sole discretion that continued exploration, development or mining activities in respect of the Property are uneconomic or not in the best interests of the Concessionaire provided, however, that in the event
     Concessionaire intends to abandon any of its interests in the Property
     ("Abandonment Property"), the Concessionaire will first give notice of such intention to the Beneficiary at least forty-five (45) days in advance of the proposed date of abandonment. If the Concessionaire receives from the
     Beneficiary written notice not later than ten (10) days before the proposed date of abandonment that the Beneficiary desires the Concessionaire to convey the Abandonment Property to the Beneficiary, the Concessionaire will not abandon the Abandonment Property but will convey the Abandonment
     Property in good standing, without warranty, to the Beneficiary. Following such conveyance or, in the event the Beneficiary does not elect such conveyance and the Abandonment Property is abandoned, the Concessionaire will have no further obligations to maintain the title to or its interest in the Abandonment Property. Any action taken by the Concessionaire under this Section 4.2 will not affect the Concessionaire's obligations hereunder with respect to those portions of the Property not abandoned. The obligations of the Concessionaire under this Section 4.2 are subject to any provisions under the Tenures, Applicable Laws or any agreement affecting the Abandonment Property in effect on the date the Royalty is granted restricting or otherwise affecting the ability of the Concessionaire to convey or transfer the Abandonment Property to the Beneficiary.

4.3  The terms and provisions of Section 4.2. hereof will not apply to a conversion of any of the Property to a different form of mineral, surface and associated right or interest therein pursuant to Applicable Laws
     ("Converted Property"). Any action taken by Concessionaire under this
     Section 4.3 will not affect the Concessionaire's obligations with respect to the Converted Property.

5.   TAILINGS AND RESIDUES

5.1  The Concessionaire's share of all tailings, residues, waste rock, spoiled leach materials, and other materials (collectively "Materials") resulting from operations and activities conducted on the Property by or on behalf of the Concessionaire will, for purposes hereof be deemed to be the property of Concessionaire, but will remain subject to the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in the production of Precious Metals or Other Metals. Notwithstanding the
     foregoing, the Concessionaire will have the right to dispose of Materials from the Property on or off of the Property and to commingle the same with
     Material from other properties. In the event Materials are processed or reprocessed, as the case may he, the Royalty thereon will be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

6.   DISPUTES

6.1  Any dispute arising out of or related to any report, payment, calculation or audit shall be resolved solely by arbitration by a single arbitrator to be appointed by the Concessionaire and the Beneficiary.

6.2  Either party may refer any matter in dispute in respect of the Royalty to arbitration by written notice to the other party and, within 30 days after receipt of such notice, the parties will agree on the appointment of an arbitrator, who will be capable of commencing the arbitration within 21 days of his appointment. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act. If the parties cannot agree on a single arbitrator either party may request The Supreme
     Court of British Columbia to appoint a single arbitrator in accordance with the Commercial Arbitration Act (British Columbia) (the "Act").

6.3  An arbitration hereunder will be conducted in accordance with the Act. The arbitrator will fix a time and place in Vancouver, British Columbia for the purpose of hearing the evidence and representations of the parties, all of which will be in camera, and he will preside over the arbitration and determine all questions of procedure not provided for under the Act. After hearing any evidence and representations that the parties may submit, the arbitrator will make an award and

                                     (viii)

     reduce the same to writing and deliver one copy thereof to each of the parties. The award will be kept confidential by the parties except to the extent disclosure is required under by applicable laws. The decision of the arbitrator will be made within 45 days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The expenses of the arbitration will be paid as specified in the award. The parties agree that the award of the arbitrator will be final and binding upon each of them and will not be subject to appeal.

7.   OPTION TO PURCHASE

7.1  The Concessionaire may, at any time upon 30 days prior written notice to the Beneficiary, elect to purchase from the. Beneficiary one-half of the
     Beneficiary's interest in the Royalty in consideration for a cash payment of U.S.$1,500,000.